COMMUNITY TRUST BANCORP, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 24, 2012

The Annual Meeting of Shareholders of Community Trust Bancorp, Inc. (“CTBI”) will be held at Community Trust Bank, Inc., 346 North Mayo Trail, Pikeville, Kentucky, on Tuesday, April 24, 2012 at 10:00 a.m. EDT for the following purposes:

1.	To elect a Board of eight Directors to hold office until the next Annual Meeting of Shareholders and until their successors are elected and qualify.

2.	To ratify and approve the appointment of BKD, LLP as CTBI’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2012.

3.	To approve the advisory (nonbinding) resolution relating to executive compensation.

4.	To re-approve performance criteria in our 2006 Stock Ownership Incentive Plan.

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Only those holders of stock of record at the close of business on February 29, 2012 are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

The Board of Directors recommends that you vote for each of the nominees for director, for the ratification and approval of the independent registered public accounting firm, for the approval of the advisory (nonbinding) resolution relating to executive compensation, and for the re-approval of performance criteria in our 2006 Stock Ownership Incentive Plan, and that you grant discretion on such other business as may properly come before the meeting or any adjournment.

This year CTBI is furnishing all proxy materials, including the Proxy Card, to our shareholders via direct mail; however, all of the proxy materials listed below may be obtained over the Internet at http://materials.proxyvote.com/204149:

•	Notice of Annual Meeting of Shareholders
•	CTBI’s Proxy Statement
•	CTBI’s 2011 Annual Report to Shareholders
•	Form of Proxy

Shareholders are cordially invited to attend the Annual Meeting of Shareholders. You may obtain directions to the meeting location by calling our Investor Relations Department toll-free at (800) 422-1090.  We hope you will attend the meeting and vote your shares in person.

                                                 By Order of the Board of Directors

                                                 /s/ Jean R. Hale
                                                 Jean R. Hale
                                                 Chairman of the Board, President and Chief Executive Officer

Pikeville, Kentucky
April 2, 2012

IMPORTANT

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE SUBMIT A PROXY.  IN THE EVENT YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON AT ANY TIME BEFORE YOUR PROXY IS EXERCISED.

Community Trust Bancorp, Inc.
346 North Mayo Trail
Pikeville, Kentucky 41501

PROXY STATEMENT

Annual Meeting of Shareholders
to be held April 24, 2012

INTRODUCTION

This Proxy Statement and accompanying proxy are furnished in connection with the solicitation of proxies by the Board of Directors (“Board”) of CTBI for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Tuesday, April 24, 2012, at 10:00 a.m. (EDT), at Community Trust Bank, Inc., 346 North Mayo Trail, Pikeville, Kentucky, and any adjournments thereof.  A copy of CTBI's 2011 Annual Report to Shareholders accompanies this Proxy Statement.

In accordance with rules adopted by the U.S. Securities and Exchange Commission (“SEC”), our proxy materials may also be accessed on the Internet at http://materials.proxyvote.com/204149.  The cost of solicitation of proxies will be borne by CTBI.  In addition to the use of the mail, proxies may be solicited in person, by telephone and other means of communication by directors, officers, and other employees of CTBI, none of whom will receive additional compensation for such services.  CTBI will also request brokerage houses, custodians, and nominees to forward soliciting materials to the beneficial owners of stock held of record by them and will pay the reasonable expenses of such persons for forwarding such materials.  This Proxy Statement and the accompanying proxy are first being mailed or given to shareholders of CTBI on or about April 2, 2012.

RECORD DATE AND VOTING SECURITIES

The Common Stock of CTBI (“Common Stock”) is the only class of outstanding voting securities.  Only holders of Common Stock of record at the close of business on February 29, 2012 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting.  At the Record Date, there were 15,526,895 shares of Common Stock outstanding.  With respect to the election of directors, shareholders have cumulative voting rights.  Accordingly, each shareholder will have the right to cast as many votes in the aggregate as equals the number of shares of Common Stock held by the shareholder multiplied by the number of directors to be elected at the Annual Meeting.  Each shareholder may cast all of his or her votes for one candidate or distribute such votes among two or more candidates.  Shareholders will be entitled to one vote for each share of Common Stock held of record on the Record Date with regard to all other matters that properly come before the Annual Meeting or any adjournment thereof.

Each proxy, unless the shareholder otherwise specifies, will be voted in favor of the election of the eight nominees for director named herein, the approval of the appointment of BKD, LLP as CTBI’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2012, the approval of the advisory (nonbinding) resolution relating to executive compensation, and re-approval of the performance criteria in our 2006 Stock Ownership Incentive Plan.  Where a shareholder has appropriately specified how the proxy is to be voted, it will be voted accordingly.  As to any other matter which may properly be brought before the Annual Meeting or any adjournment thereof, a vote may be cast pursuant to the accompanying proxy in accordance with the judgment of the person or persons voting the proxy.  A shareholder may revoke his or her proxy at any time prior to its exercise.  Revocation may be effected by written notice to CTBI, by a subsequently dated proxy received by CTBI, by oral revocation in person at the Annual Meeting or any adjournment thereof, or by voting in person at the Annual Meeting or any adjournment thereof.

A majority of the outstanding shares present in person or by proxy is required to constitute a quorum to transact business at the Annual Meeting.  Abstentions will be treated as present for purposes of determining a quorum, but as unvoted shares for purposes of determining the approval of any matter submitted to the shareholders for a vote.  If a broker indicates that it does not have discretionary authority as to certain shares to vote on a particular matter, such shares will not be considered as present and entitled to vote with respect to such matter.  At the Annual Meeting, brokers and other nominees will not have discretionary authority with respect to election of directors, approval of the advisory nonbinding resolution relating to executive compensation, or the re-approval of the performance criteria in our 2006 Stock Ownership Incentive Plan.  Therefore, if you hold shares through a broker or other nominee and do not provide voting instructions to your broker or other nominee, your shares will not be voted with respect to such proposals.

PRINCIPAL SHAREHOLDERS

The following table sets forth information as to each shareholder known by CTBI to beneficially own more than five percent of the Common Stock as of the Record Date.

Beneficial Owner	Amount and Nature	Percent
Name and Address	of Beneficial Ownership	of Class
Community Trust and Investment Company	1,575,513 (1)	10.1%
As Fiduciary
100 East Vine St., Suite 400
Lexington, Kentucky 40507

BlackRock Inc.	878,161 (2)	5.7%
40 East 52nd Street
New York, NY 10022

(1)
The shares indicated are held by Community Trust and Investment Company, a subsidiary of CTBI, in fiduciary capacities as trustee, executor, agent, or otherwise.  Of the shares indicated, Community Trust and Investment Company has sole voting rights with respect to 1,438,402 shares and no voting rights with respect to 137,111 shares.  Community Trust and Investment Company has sole investment authority with respect to 309,471 shares and shared investment authority with respect to 84,478 shares; 664,703 shares are held by CTBI’s Employee Stock Ownership Plan (“ESOP”) and 516,861 shares are held by the 401(k) Plan. Each participant for whom shares are maintained in his or her Plan account is entitled to direct the Trustee as to the manner in which voting rights will be exercised with respect to such shares. The Trustee will vote in its discretion all unallocated shares and all shares for which no voting instructions are timely received.

(2)
This information is taken from a Schedule 13G/A filed February 13, 2012 with respect to holdings of BlackRock Inc. subsidiaries as of December 30, 2011.  The Schedule 13G/A reports sole voting and investment power with respect to 878,161 shares.

ELECTION OF DIRECTORS

CTBI’s directors are elected at each Annual Meeting of Shareholders and hold office until the next election of directors or until their successors are duly elected and qualify.  The persons named below, all of whom currently serve as directors of CTBI, have been nominated for election to serve until the next Annual Meeting of Shareholders.

Charles J. Baird
Nick Carter
Nick A. Cooley
Jean R. Hale
James E. McGhee II
M. Lynn Parrish
Dr. James R. Ramsey
Anthony W. St. Charles

Unless authority to do so is withheld, it is the intention of the persons named in the proxy to vote for the election of each of the nominees listed above.  All nominees have indicated a willingness to serve and CTBI does not anticipate that any of the above nominees will decline or be unable to serve if elected as a director.  However, in the event that one or more of such nominees is unable, unwilling, or unavailable to serve, the persons named in the proxy shall have authority, according to their judgment, to vote for such substitute nominees as they, after consultation with CTBI’s Board of Directors, shall determine.  If considered desirable, cumulative voting will be exercised by the persons named in the proxy to elect as many of such nominees as possible.

The Nominating and Corporate Governance Committee assists the Board in identifying qualified persons to serve as directors of CTBI.  The Committee will evaluate proposed director nominees, including incumbent directors prior to recommending re-nomination.  The Nominating and Corporate Governance Committee selects as candidates for nomination individuals of high personal and professional integrity and ability who can contribute to the Board’s collective effectiveness in serving the interests of CTBI’s shareholders.  Maturity of judgment and community leadership are considered strengths for Board members.  Although the Committee does not utilize a specific or formulaic diversity policy or requirement, it does consider the make-up of the Board as a whole and favorably views Board diversity with respect to the following attributes:  professional and life experience, education, skills, age, race, and gender.

Each of the above-listed nominees has been identified as possessing good judgment, strength of character, and an independent mind, as well as a reputation for integrity and the highest personal and professional ethics.  Each nominee also brings a strong and varied background and set of skills to the Board of Directors, giving the Board, as a whole, competence and experience in a range of areas.

The Nominating and Corporate Governance Committee will consider candidates nominated by shareholders.  The Nominating and Corporate Governance Committee will evaluate candidates recommended by shareholders on the same basis as it evaluates any other properly recommended nominee.  Shareholders who desire to recommend a candidate for election at the next Annual Meeting of Shareholders should submit the name of the candidate and information concerning the qualifications of the candidate by mail to the Nominating and Corporate Governance Committee at CTBI’s address on or before February 17, 2013.

INFORMATION ABOUT DIRECTORS

The age (as of February 29, 2012), business experience, and position of each of the directors currently serving are as follows:

Charles J. Baird, age 62, was appointed to the Board in 1987.  He currently serves as Chairman of the Board’s Corporate Retirement and Employee Benefit Committee and as Vice Chairman of the Board’s Executive Committee.  Mr. Baird has been an attorney with Baird and Baird, PSC since 1975.  He became President of Baird and Baird, PSC in 2009.  In addition to his 37 years of legal and management experience, Mr. Baird has attended seminars on banking law, corporate finance, and numerous legal matters, has been involved in numerous significant acquisitions during his legal career, and has been a director of many organizations over the years.  He is currently Chairman of the Eastern Kentucky Exposition Center and Coal Operators and Associates, and he was a member of the Workers’ Compensation Board Nominating Commission of Kentucky from 1987 until 2010 serving as Chairman for 10 years.  Mr. Baird also serves as a director of Community Trust and Investment Company, a subsidiary of CTBI.

Nick Carter, age 65, was appointed to the Board in 2008.  He currently serves on the Board’s Audit and Asset Quality Committee, Risk and Compliance Committee, and Compensation Committee.  Mr. Carter has been President and COO of Natural Resource Partners L.P. (a coal and aggregate reserve ownership business) and its subsidiaries (NYSE:NRP) since 2002.  For twelve years prior to joining Natural Resource Partners, Mr. Carter managed a $120 million private coal landholding company with operations in five states.  Mr. Carter attends and speaks at several investor conferences each year and has attended numerous conferences and seminars relating to business management and legal matters.  Mr. Carter is currently Chairman of the National Council of Coal Lessors and a director of Vigo Coal Company/Carbo-Prill, Inc., and he is a former director of National Bank of Hustonville.  Mr. Carter also serves as a director of Community Trust and Investment Company.

Nick A. Cooley, age 78, was appointed to the Board in 1980.  He currently serves as Vice Chairman of the Board’s Nominating and Corporate Governance Committee and Compensation Committee and as a member of the Board’s Audit and Asset Quality Committee.  Mr. Cooley has been self-employed in the coal industry since 1959 and currently owns Unit Coal Corporation.  As a retired coal operator, he also owns and manages Valley Farm Supply, Top Stop, and Cool Creek Farms.

Jean R. Hale, age 65, was appointed to the Board in 1993 and was elected Chairman in 2004.  She currently serves as Chairman of the Board’s Executive Committee and as a member of the Corporate Retirement and Employee Benefit Committee.  Ms. Hale has been employed by CTBI since 1969 and held various positions within the company, primarily lending, serving as Executive Vice President and Senior Lender, Senior Vice President/Commercial Lending, and Vice President/Consumer Lending, as well as serving as Compliance and CRA Officer, prior to becoming President and CEO of Community Trust Bank, Inc., CTBI’s lead subsidiary, in 1993 and President and CEO of CTBI in 1999.  She is Chairman of the Board of the Kentucky Economic Development Finance Authority and a member of the Kentucky Economic Development Partnership Board, the Commonwealth Seed Capital, LLC Board, University of Pikeville Board of Trustees, and the ARH Foundation Board.  Ms. Hale also serves as Chairman of the Board of Community Trust Bank, Inc. and Community Trust and Investment Company.

James E. McGhee II, age 54, was appointed to the Board in 2005.  He currently serves as Chairman of the Board’s Risk and Compliance Committee, as Vice Chairman of the Corporate Retirement and Employee Benefit Committee, and as a member of the Nominating and Corporate Governance Committee, Executive Committee, and Audit and Asset Quality Committee.  Mr. McGhee was an executive officer of Mountain Valley Explosives from 1995 until 2006 at which time he sold the company and formed Three JC Investments.  Over the years, Mr. McGhee has started several small businesses involving property and energy.  He also served as Executive Director of Dyno Explosives Distributors Association.  In addition to Mr. McGhee’s business management experience, he has attended several business related safety, sales, and management seminars and an accounting for non-accountants seminar.

M. Lynn Parrish, age 62, was appointed to the Board in 1993.  He currently serves as the lead independent director of the Board, Chairman of the Board’s Nominating and Corporate Governance Committee and Compensation Committee, Vice Chairman of the Audit and Asset Quality Committee, and a member of the Executive Committee and Risk and Compliance Committee.  Mr. Parrish has been President of Marwood Land Company since 1992.  He co-founded Coal-Mac, Inc., an independent coal company, in 1978 and served as its president until 1992.  In 1993, he co-founded Knott Floyd Land Company, Inc., another independent coal company, and served as its chairman of the board and president until 2006.  Mr. Parrish has served on several boards of directors over the years and is currently a board member of the Kentucky Chamber of Commerce, Coal Operators and Associates, Inc., CEDAR, Inc., and the University of Pikeville, among others.

Dr. James R. Ramsey, age 63, was appointed to the Board in 2003.  He currently serves as Chairman of the Board’s Audit and Asset Quality Committee.  Dr. Ramsey has been President of the University of Louisville since 2002.  Prior to becoming President of the University of Louisville, Dr. Ramsey held various positions, including State Budget Director and Interim Commissioner of the Office of the New Economy for the Commonwealth of Kentucky and Vice President of Finance and Administration of the University of North Carolina and Western Kentucky University.  Dr. Ramsey has an extensive resume of financial and economic experience.  He has served as a director of Texas Roadhouse, Inc. (NASDAQGS:TXRH) since 2004, trustee of Churchill Tax Free Fund of Kentucky since 1987, and trustee of Narragansett Tax Free Bond Fund, Rhode Island since 2004.  Dr. Ramsey currently serves on the Audit and Compensation Committees of Texas Roadhouse, Inc.  He is also an advisory director of LG&E.

Anthony W. St. Charles, age 53, was appointed to the Board in 2010.  He currently serves on the Board’s Audit and Asset Quality Committee, Corporate Retirement and Employee Benefit Committee, and Risk and Compliance Committee.  Mr. St. Charles is the President and Chief Executive Officer of A.W. St. Charles & Associates, Inc. of Cincinnati, Ohio.  Mr. St. Charles has provided consulting services and subject matter expertise to financial institutions and high tech companies in the United States and Canada for the past seventeen years.  Prior to the formation of his own company, Mr. St. Charles was involved in Sales and Consulting with the Unisys Corporation for five years and held officer level positions with U.S. Bank for fourteen years.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

Directors

	Amount and
	Nature of
	Beneficial		Percent
Name	Ownership	(1)	of Class

Charles J. Baird	258,046	(3)	1.7%

Nick Carter	5,000		(2)

Nick A. Cooley	59,644		(2)

Jean R. Hale	226,208	(4)	1.5%

James E. McGhee II	20,236	(5)	(2)

M. Lynn Parrish	159,462	(6)	1.0%

Dr. James R. Ramsey	7,500		(2)

Anthony W. St. Charles	5,395		(2)

All directors and executive officers as a group (17 in number including the above named individuals)	1,030,032	(7)	6.6%

(1)
Under the rules of the Securities and Exchange Commission, a person is deemed to beneficially own a security if the person has or shares the power to vote or direct the voting of such security or the power to dispose or to direct the disposition of such security.  A person is also deemed to beneficially own any shares of which that person has the right to acquire beneficial ownership within sixty days.  Shares of Common Stock subject to options exercisable within sixty days are deemed outstanding for computing the percentage of class of the person holding such options but are not deemed outstanding for computing the percentage of class for any other person.  Unless otherwise indicated, the named persons have sole voting and investment power with respect to shares held by them.

(2)	Less than 1 percent.

(3)
Includes 5,649 shares held as trustee under various trust agreements established by Mr. Baird’s mother, Florane J. Baird, for her grandchildren, 187,000 shares held as trustee of the Bryan M. Johnson Testamentary Trust FBO Rosemary Dean, 58,000 shares held as trustee of the Carolyn A. Baird Family Trust, 200 shares held as trustee under various trust agreements established for Mr. Baird’s grandchildren, and 197 shares held by Mr. Baird’s wife, over which Mr. Baird has no voting or investment power.

(4)
Includes 51,353 shares which Ms. Hale may acquire pursuant to options exercisable within sixty days of the Record Date, 17,237 restricted shares awarded under CTBI’s stock ownership plans, 15,357 shares held in the ESOP, and 52,286 shares held in the 401(k) Plan which Ms. Hale has the power to vote.

(5)	Includes 149 shares held by Mr. McGhee’s son, over which Mr. McGhee has no voting or investment power.

(6)
Includes 103,451 shares held by Mr. Parrish’s wife, Jessica J. Parrish, as trustee of the Trust under the M. Lynn Parrish 2006 GRAT over which Mr. Parrish has no voting or investment power and 1,060 shares held by his son, Jesse Marvin Parrish, over which Mr. Parrish has no voting or investment power.

(7)	Includes 190,693 shares which may be acquired by all directors and executive officers as a group pursuant to options exercisable within sixty days of the Record Date.

Executive Officers

The following persons are executive officers of Community Trust Bancorp, Inc. as of the Record Date.  They are not nominated to serve as directors.  Their security ownership as of the Record Date is as follows:

Name	Position	Amount and Nature of Beneficial Ownership		Percent of Class
James B. Draughn	Executive Vice President	46,499	(2)	(1)

James J. Gartner	Executive Vice President	26,709	(3)	(1)

Mark A. Gooch	Executive Vice President and Secretary	73,596	(4)	(1)

D. Andrew Jones	Executive Vice President	10,039	(5)	(1)

Larry W. Jones	Executive Vice President	23,527	(6)	(1)

Richard W. Newsom	Executive Vice President	39,804	(7)	(1)

Ricky D. Sparkman	Executive Vice President	31,538	(8)	(1)

Kevin J. Stumbo	Executive Vice President and Treasurer	30,601	(9)	(1)

Andy D. Waters	Executive Vice President	6,228	(10)	(1)

(1)	Less than 1 percent.

(2)
Includes 25,933 shares which Mr. Draughn may acquire pursuant to options exercisable within sixty days of the Record Date, 6,573 restricted shares awarded under CTBI’s stock ownership plans,  6,011 shares held in the ESOP, and 7,982 shares held in the 401(k) Plan which Mr. Draughn has the power to vote.

(3)
Includes 13,484 shares which Mr. Gartner may acquire pursuant to options exercisable within sixty days of the Record Date, 6,395 restricted shares awarded under CTBI’s stock ownership plans,   2,261 shares held in the ESOP, and 3,958 shares held in the 401(k) Plan which Mr. Gartner has the power to vote.

(4)
Includes 38,294 shares which Mr. Gooch may acquire pursuant to options exercisable within sixty days of the Record Date, 12,026 restricted shares awarded under CTBI’s stock ownership plans,  10,190 shares held in the ESOP, and 11,425 shares held in the 401(k) Plan which Mr. Gooch has the power to vote.

(5)
Includes 876 shares which Mr. Andrew Jones may acquire pursuant to options exercisable within sixty days of the Record Date, 1,665 restricted shares awarded under CTBI’s stock ownership plans, 4,799 shares held in the ESOP, and 2,347 shares held in the 401(k) Plan which Mr. Jones has the power to vote.

(6)
Includes 14,760 shares which Mr. Larry Jones may acquire pursuant to options exercisable within sixty days of the Record Date, 6,750 restricted shares awarded under CTBI’s stock ownership plans, and 1,926 shares held in the ESOP which Mr. Jones has the power to vote.

(7)
Includes 15,214 shares which Mr. Newsom may acquire pursuant to options exercisable within sixty days of the Record Date, 6,373 restricted shares awarded under CTBI’s stock ownership plans, 7,245 shares held in the ESOP, and 10,362 shares held in the 401(k) Plan which Mr. Newsom has the power to vote.

(8)
Includes 15,214 shares which Mr. Sparkman may acquire pursuant to options exercisable within sixty days of the Record Date, 6,373 restricted shares awarded under CTBI’s stock ownership plans, 4,212 shares held in the ESOP, 3,729 shares held in the 401(k) Plan which Mr. Sparkman has the power to vote, and 1,400 shares held in an individual retirement account.

(9)
Includes 12,709 shares which Mr. Stumbo may acquire pursuant to options exercisable within sixty days of the Record Date, 6,406 restricted shares awarded under CTBI’s stock ownership plans, 4,694 shares held in the ESOP, and 6,701 shares held in the 401(k) Plan which Mr. Stumbo has the power to vote.

(10)
Includes 2,856 shares which Mr. Waters may acquire pursuant to options exercisable within sixty days of the Record Date, 1,754 restricted shares awarded under CTBI’s stock ownership plans, and 1,496 shares held in the ESOP which Mr. Waters has the power to vote.

DIRECTORS' COMPENSATION

Directors of CTBI, excluding the Chairman of the Audit Committee and the Chairman of the Risk and Compliance Committee, who are not also officers of CTBI, were paid $5,000 per quarter for 2011, plus $600 for any committee meeting attended the day prior to regularly scheduled quarterly Board meetings.  The Chairman of the Audit Committee was paid $7,500 per quarter and the Chairman of the Risk and Compliance Committee was paid $6,250 per quarter for 2011.  Directors are paid $100 for special committee meetings by telephone and $300 for other committee meetings held on days other than days prior to regularly scheduled quarterly Board meetings.  Directors who are also officers of CTBI did not receive additional compensation for serving as a director.  No option awards, stock awards, retirement benefits, or other benefits are provided to Directors of CTBI.  The following table shows the total fees paid in 2011 to each Director.

Director	2011 Fees Paid
Charles J. Baird	$20,500

Nick Carter	24,400

Nick A. Cooley	23,500

Jean R. Hale	0	(1)

James E. McGhee II	28,300

M. Lynn Parrish	24,900

Dr. James R. Ramsey	32,400

Anthony W. St. Charles	22,900

Total	$176,900

(1)  As an officer of CTBI, Ms. Hale does not receive directors' fees.

CORPORATE GOVERNANCE

The Board of Directors has determined that the following six of CTBI’s eight directors are “independent” as defined by applicable law and NASDAQ listing standards: Nick Carter, Nick A. Cooley, James E. McGhee II, M. Lynn Parrish, Dr. James R. Ramsey, and Anthony W. St. Charles.  Mr. Parrish has been selected by the Board of Directors as the “lead independent director.”

The lead independent director presides over executive sessions of the Board and acts as the liaison between independent directors and the Chairman of the Board.  The lead independent director also provides input to the Chairman of the Board concerning the agendas for Board meetings and performs other duties as assigned by the Board from time to time.

The leadership structure of the Board consists of a combined Chairman and Chief Executive Officer position, which has been held by Ms. Hale since 2004.  The Board believes that a unified Chief Executive Officer and Chairman is appropriate and in the best interests of CTBI and its shareholders.  The Board believes that combining these roles provides the following advantages:

•	The Chief Executive Officer is the director most familiar with CTBI’s business and is best suited to lead discussions on important matters affecting CTBI’s business;

•	The combination of the roles creates a firm link between management and the Board and facilitates the development and implementation of corporate strategy; and

•
The combination of the positions contributes to a more effective and efficient Board, and the Board believes it does not undermine the Board’s independence, particularly in light of the role played by the Board’s lead independent director.

The lead independent director serves an important corporate governance function by providing separate leadership for the non-management and independent directors. The Board makes the determination of the appropriate leadership structure based on current circumstances.  The Board also believes that the solid and profitable performance of CTBI under Ms. Hale’s direction, particularly in light of the recent financial crisis, demonstrates the effectiveness of CTBI’s leadership structure.  Ms. Hale is the direct link between executive management and the Board, and as a banking professional with more than 40 years of industry experience, she provides critical insight and perception to the Board, as well as feedback to executive management, through her understanding of the issues at hand.

During 2011, the Board held four executive sessions, under the guidelines for executive sessions prescribed in the Corporate Governance Guidelines, which included only non-management directors.

Corporate Governance Guidelines and the Code of Business Conduct and Ethics adopted by the Board may be found on CTBI’s website at www.ctbi.com.  The Code of Business Conduct and Ethics governs the actions of CTBI’s directors, officers, and employees.  The Code is reviewed by the Nominating and Corporate Governance Committee and approved by the Board.

Shareholders may communicate directly with the Board of Directors by sending a written communication addressed to the Chairman of the Board of Directors at CTBI’s address.

The Board of Directors held eight meetings during the 2011 fiscal year, including the annual organizational meeting.  Each director attended at least 75% of the aggregate number of Board meetings and meetings of Board committees on which such director served in 2011.  It is the Board’s policy that directors should attend each Annual Meeting of Shareholders subject to a substantial personal or business conflict.  All of CTBI’s directors who were serving at the time attended the 2011 Annual Meeting of Shareholders.  The Board has the following committees: Audit and Asset Quality Committee, Compensation Committee, Executive Committee, Nominating and Corporate Governance Committee, Risk and Compliance Committee, and Corporate Retirement and Employee Benefit Committee.

The Audit and Asset Quality Committee (the “Audit Committee”) Charter, which is subject to annual review, was last reviewed and approved in January 2012 and may be found on CTBI’s website at www.ctbi.com.  The Audit Committee consists of Dr. James R. Ramsey (Chairman), M. Lynn Parrish (Vice Chairman), Nick Carter, Nick A. Cooley, James E. McGhee II, and Anthony W. St. Charles, all of whom meet the independence standards of Rule 5605(a)(2) and the audit committee qualifications of Rule 5605(c)(2)  of the NASDAQ listing standards.  The Board of Directors has determined that none of the Audit Committee members has a relationship to CTBI that may interfere with his independence from CTBI and its management. The Board has determined that Dr. James R. Ramsey is an audit committee financial expert for CTBI and is independent as described above.  For further information regarding the Audit Committee, please see the Report of the Audit and Asset Quality Committee below.

The Compensation Committee consists of M. Lynn Parrish (Chairman), Nick A. Cooley (Vice Chairman), and Nick Carter, all of whom meet the applicable independence standards.  The Compensation Committee Charter may be found on CTBI’s website at www.ctbi.com.  The Compensation Committee: (i) oversees and recommends to the Board executive officer compensation, (ii) evaluates and approves benefit and incentive compensation policies and programs for CTBI, (iii) reviews and approves related party transactions, and (iv) reviews the risks related to CTBI's compensation policies and programs.  The Compensation Committee has determined that the risks associated with CTBI's compensation policies and programs are not reasonably likely to have a material adverse effect on CTBI.  This committee met ten times during 2011.

The Nominating and Corporate Governance Committee consists of M. Lynn Parrish (Chairman), Nick A. Cooley (Vice Chairman), and James E. McGhee II, all of whom meet the applicable independence standards.  The Nominating and Corporate Governance Committee Charter can also be found on CTBI’s website at www.ctbi.com.  The Nominating and Corporate Governance Committee: (i) evaluates and recommends nominee directors for election to the Board and appointment to committee membership and (ii) develops and recommends to the Board policies and guidelines relating to corporate governance and the identification and nomination of directors and committee members.  This committee is also responsible for the annual review of the Board’s performance as a whole, each committee’s performance as a whole, and each individual director’s performance and the annual review of CTBI’s succession plans for its Chief Executive Officer and other executive officers.  Each of our directors is evaluated annually on the basis of personal characteristics, financial literacy, mature confidence, high performance standards, and core competencies.  The Nominating and Corporate Governance Committee met once in 2011.  See Election of Directors for more information.

The Risk and Compliance Committee consists of James E. McGhee II (Chairman), M. Lynn Parrish, Nick Carter, and Anthony W. St. Charles, all of whom meet the applicable independence standards.  The Risk and Compliance Committee Charter may be found on CTBI’s website at www.ctbi.com.  The Risk and Compliance Committee: (i) oversees management’s compliance with all of CTBI’s regulatory obligations arising under applicable federal and state banking and financial institutions laws, rules, and regulations and (ii) oversees management’s implementation and enforcement of CTBI’s risk management policies and procedures.  On a quarterly basis, CTBI’s Chief Internal Audit/Risk Officer provides a comprehensive risk report to the Risk and Compliance Committee.  The Risk and Compliance Committee met four times during 2011.

Under our Corporate Governance Guidelines, the Board is charged with providing oversight of our risk management processes. The Audit Committee and the Risk and Compliance Committee are primarily responsible for overseeing our risk management function on behalf of the Board.  In carrying out its responsibilities, the Audit and Risk and Compliance Committees work closely with our Chief Risk Officer and other members of our enterprise wide risk management team.  Risk is inherent with every business, and how well a business manages risk can ultimately determine its success.  We face a number of risks, including general economic risks, credit risks, regulatory risks, audit risks, reputational risks and others, such as the impact of competition.  Management is responsible for the day-to-day management of risks CTBI faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management.  In its risk oversight role, the Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

While the full Board of Directors is charged with ultimate oversight responsibility for risk management, various committees of the Board and members of management also have responsibilities with respect to our risk oversight.  The Audit Committee plays a large role in monitoring and assessing our financial, legal, and organizational risks.  CTBI utilizes an enterprise wide risk management (“EWRM”) process designed to provide the Board and management with the capabilities needed to identify, assess, and manage the full spectrum of risks inherent to our industry.  While business unit managers are primarily responsible for managing risk inherent in their areas of responsibility, CTBI has established a risk management governance structure to establish policies, monitor adherence to the policies, and manage the overall risk profile of CTBI.  CTBI’s EWRM program is not intended to replace normal risk management activities conducted by the business unit managers.  The EWRM program is designed to provide a portfolio view of risks across the entire enterprise.

As an integral part of the risk management process, management has established various committees consisting of senior executives and others within CTBI.  The purpose of these committees is to closely monitor risks and ensure that adequate risk management practices exist within their respective areas of authority.  Some of the principal committees include the Asset/Liability Management (ALCO) Committee, the Loan Portfolio Risk Management Committee, the Senior Credit Committee, the Information Technology Steering Committee, and various compliance-related committees.  Overlapping membership of these committees by senior executives and others helps provide a unified view of risk on an enterprise-wide basis.  To facilitate an enterprise-wide view of CTBI’s risk profile and coordinate the enterprise risk management governance process, a Chief Risk Officer has been appointed, who oversees the process and reports on CTBI’s risk profile.  Additionally, risk champions are assigned for various areas.  The risk champions facilitate implementation of the enterprise risk management and governance process across CTBI.  The Risk and Compliance Committee oversees and supports the EWRM process.  The Board of Directors, through its Risk and Compliance Committee, has overall responsibility for oversight of CTBI’s enterprise risk management governance process.  The Risk and Compliance Committee monitors and assesses regular reports from the management team’s EWRM Committee regarding comprehensive organizational risk as well as particular areas of concern.  In addition, the Nominating Committee considers risks related to succession planning.  The Compensation Committee considers risks related to the attraction and retention of critical employees and risks relating to CTBI’s compensation programs and contractual employee arrangements and oversees incentives that encourage a level of risk-taking consistent with our overall strategy.  The Compensation Committee reviews compensation and benefit plans affecting employees in addition to those applicable to executive officers.

REPORT OF THE AUDIT AND ASSET QUALITY COMMITTEE

The Audit and Asset Quality Committee (the “Audit Committee”) oversees the financial reporting process of CTBI on behalf of the Board of Directors.  All directors who serve on the Audit Committee meet the independence standards of Rule 5605(a)(2) and the audit committee qualifications of Rule 5605(c)(2) of the NASDAQ listing standards.  The Audit Committee monitors the integrity of CTBI’s financial statements, the qualifications and independence of CTBI’s independent registered public accounting firm (“independent auditor”), the performance of CTBI’s internal audit function, CTBI’s system of internal controls, financial reporting, and disclosure controls, and compliance with the Corporate Governance Guidelines and Code of Business Conduct and Ethics.  The Audit Committee has established procedures for the confidential, anonymous submission of concerns about accounting matters, internal controls, and auditing matters.  Management has the responsibility for the preparation of CTBI’s consolidated financial statements and management’s assertion on the design and effectiveness of CTBI’s internal control over financial reporting.  The independent auditor has the responsibility for the examination of those consolidated financial statements.

The Audit Committee reviewed with the independent auditor, which is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America, its judgments as to the quality, not just the acceptability, of CTBI’s accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States of America.  Additionally, the Audit Committee’s review included discussion with CTBI’s independent auditor of matters required to be discussed pursuant to Statement on Auditing Standards No. 61, Communication with Audit Committees, (“SAS 61”).  SAS 61 requires CTBI’s independent auditor to provide the Audit Committee with additional information regarding the scope and results of its audit of CTBI’s financial statements, including with respect to (i) its responsibility under audit standards generally accepted in the United States of America, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant audit adjustments, (v) any disagreements with management, and (vi) any difficulties encountered in performing the audit.

The Audit Committee received from BKD, LLP a letter providing the disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, with respect to any relationships between BKD, LLP and CTBI that, in its professional judgment, may reasonably be thought to bear on independence.  BKD has discussed its independence with the Audit Committee and has confirmed in such letter that, in its professional judgment, it is independent of CTBI within the meaning of the federal securities laws.

The Audit Committee pre-approves all audit and non-audit services performed by the independent auditor.  The Audit Committee will periodically grant general pre-approval of certain audit and non-audit services.  Any other services must be specifically approved by the Audit Committee, and any proposed services exceeding the pre-approved cost levels must be specifically pre-approved by the Audit Committee.  In periods between Audit Committee meetings, the Chairman of the Audit Committee has the delegated authority from the Audit Committee to pre-approve additional services, and such pre-approvals are then communicated to the full Audit Committee.

The Audit Committee discussed with CTBI’s internal auditor and independent auditor the overall scope and plans for their respective audits.  The Audit Committee met with its internal auditor and independent auditor, with and without management present, to discuss the results of their examinations, their evaluations of CTBI’s internal controls, and the overall quality of CTBI’s financial reporting.  The Audit Committee held twelve meetings during fiscal year 2011.

In fulfilling its oversight responsibilities, the Audit Committee reviewed with management and the independent auditor the audited consolidated financial statements of CTBI as of and for the year ended December 31, 2011 and management’s assertion on the design and effectiveness of CTBI’s internal control over financial reporting as of December 31, 2011.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission.  The Audit Committee has also recommended, subject to shareholder ratification, the selection of BKD, LLP as CTBI’s independent registered public accounting firm.

Dr. James R. Ramsey, Chairman
M. Lynn Parrish, Vice Chairman
Nick Carter, Member
Nick A. Cooley, Member
James E. McGhee II, Member
Anthony W. St. Charles, Member

March 12, 2012

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors of CTBI engaged BKD, LLP (“BKD”) to serve as its independent registered certified public accounting firm for the year ended December 31, 2011.

Aggregate fees billed to CTBI for the fiscal years ending December 31, 2011 and 2010 by CTBI’s principal accounting firm, BKD, LLP were as follows:

	2011	2010
Audit fees	$414,800	$424,100
Audit related fees	60,128	64,313
Subtotal	474,928	488,413
Tax fees	36,610	26,820
Total	$511,538	$515,233

Audit related fees included payments for audits of CTBI’s ESOP and 401(k) Plan and out-of-pocket expenses related to the audit of the consolidated financial statements.  Tax fees include payments for preparation of the federal and state corporate income tax returns and the preparation of the Form 5500s for the CTBI sponsored benefit plans.

RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee will request shareholders to ratify its selection of BKD to examine the consolidated financial statements of CTBI for the fiscal year ending December 31, 2012.  Although action by the shareholders on this matter is not required, the Board believes that it is appropriate to seek shareholder ratification of this appointment in light of the critical role played by independent auditors in maintaining the integrity of CTBI’s financial controls and reporting.  Even if shareholders vote on an advisory basis in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of different auditors at any time during the year if it determines that such a change would be in the best interest of CTBI and its shareholders.  BKD is not expected to have a representative present at the Annual Meeting.  THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF BKD, LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF CTBI.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The compensation of our Chief Executive Officer, Principal Financial Officer, and other three most highly compensated executive officers (“Named Executive Officers”) is described in the Compensation Discussion and Analysis and Executive Compensation sections of this Proxy Statement.  Shareholders are urged to read both of these sections of this Proxy Statement, which discuss our compensation policies and procedures with respect to our Named Executive Officers.  As discussed in the Compensation Discussion and Analysis, the Compensation Committee seeks to establish executive compensation at fair, reasonable, and competitive levels, with a meaningful portion of compensation tied to performance.

In accordance with Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the changes to Section 14A of the Securities Exchange Act of 1934, we are providing CTBI’s shareholders the opportunity to vote on an advisory (nonbinding) resolution to approve the compensation of our Named Executive Officers.  At our 2011 Annual Meeting of Shareholders, shareholders approved the annual submission of our Named Executive Officer compensation to shareholders for approval on an advisory (nonbinding) basis.  Accordingly, the following resolution will be submitted for a shareholder vote at the 2012 Annual Meeting:

“RESOLVED, that the shareholders of Community Trust Bancorp, Inc. (“CTBI”) approve, on an advisory basis, the overall compensation of CTBI’s Named Executive Officers, as described in the Compensation Discussion and Analysis and Executive Compensation sections set forth in the Proxy Statement for this Annual Meeting.”

This advisory vote, commonly referred to as a “say-on-pay” advisory vote, is nonbinding on CTBI and the Board.  However, the Board values constructive dialogue on executive compensation and other important governance topics with CTBI’s shareholders and encourages all shareholders to vote their shares on this matter.

Approval of this resolution requires the affirmative vote of a majority of the votes cast at the Annual Meeting.  While this vote is required by law, it will neither be binding on CTBI or the Board, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, CTBI or the Board.  However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions.  Brokers and other nominees do not have discretionary voting power over the advisory vote on executive compensation. Therefore, if you hold shares through a broker or other nominee and do not provide voting instructions to your broker or other nominee, your shares will not be voted with respect to this proposal.  THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE ADVISORY (NONBINDING) RESOLUTION RELATING TO EXECUTIVE COMPENSATION.

RE-APPROVAL OF PERFORMANCE CRITERIA IN OUR 2006 STOCK OWNERSHIP INCENTIVE PLAN

Our 2006 Stock Ownership Incentive Plan (“Incentive Plan”) is designed to enhance our ability to secure and retain the services of qualified employees and to provide incentives for such persons to exert maximum efforts for CTBI’s success.  The Incentive Plan provides for incentives to be awarded in the discretion of the Compensation Committee in various forms, including stock options, stock appreciation rights, restricted stock, and performance units.

Shareholders are being asked to re-approve the performance criteria set forth in our Incentive Plan, so that certain incentives that may be paid to executive officers qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code.  “Performance-based compensation” is excluded from the deduction limitations of Section 162(m), which generally prohibit a tax deduction for compensation paid to certain executive officers of a public company to the extent compensation for a taxable year exceeds $1 million.

Under Section 162(m), if a plan is structured such that performance goals for an individual award can be selected from a specified list of performance criteria, as in the case of our Incentive Plan, shareholder approval for the performance criteria is effective for five years.  As a result, we are asking shareholders to renew their approval of the performance criteria in order to maximize the tax deductibility of amounts payable under the Incentive Plan.  The Incentive Plan, which includes the performance criteria discussed below, was originally approved by shareholders at our 2006 Annual Meeting of Shareholders.  This proposal does not seek to amend the Incentive Plan.

Performance units are payable to a participant upon the achievement of performance goals.  The maximum payment which may be made pursuant to performance units granted to any one participant in any calendar year under the Incentive Plan is $250,000.  The performance goals, which are established by the Compensation Committee, are based on one or more of the following criteria, which may be expressed in terms of company-wide objectives or in terms of objectives that relate to the performance of the participant, or a division, region, department, or function within CTBI or a subsidiary of CTBI, on an absolute or relative basis, or in comparison to a peer group:

•	Net income;

•	Growth in net income;

•	Earnings per share;

•	Growth of earnings per share;

•	Return on equity;

•	Return on capital;

•	Production of loans, deposits and fee income;

•	Growth in loans, deposits and fee income; and

•	Loan portfolio performance.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RE-APPROVAL OF PERFORMANCE CRITERIA IN OUR 2006 STOCK OWNERSHIP INCENTIVE PLAN.

INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

In the ordinary course of business, CTBI, through its wholly-owned commercial bank subsidiary, Community Trust Bank, Inc. (the “Bank”), has had in the past and expects to have in the future banking transactions, including lending to its directors, officers, principal shareholders, and their associates.  When these banking transactions are credit transactions, they are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others.  None of the credits are disclosed as nonaccrual, past due, restructured, or potential problem credits.  In the opinion of CTBI’s Board of Directors, such transactions, do not involve more than the normal risk of collectability or present any other unfavorable features.

Mr. Charles J. Baird, a director of CTBI, is a shareholder in Baird and Baird, P.S.C., a law firm that provided services to CTBI and its subsidiaries during 2011 and will be retained by CTBI and its subsidiaries during the fiscal year 2012.  Approximately $1.2 million in legal fees and $0.2 million in expenses paid on behalf of CTBI, $1.4 million in total, were paid to Baird and Baird, P.S.C. during 2011.

The Board of Directors has determined that the Compensation Committee of the Board should review and approve related party transactions.  Accordingly, at each calendar year’s first regularly scheduled Compensation Committee meeting, management recommends related party transactions to be entered into by CTBI for that calendar year, including the proposed aggregate value of such transactions if applicable.  After review, the Compensation Committee recommends approval or disapproval of such transactions and at each subsequently scheduled meeting, management updates the Compensation Committee as to any material change to those proposed transactions.  In the event management recommends any further related party transactions subsequent to the first calendar year meeting, such transactions may be presented to the Compensation Committee for consideration.  The Compensation Committee provides a report to the Board of Directors at each regularly scheduled meeting of the related party transactions approved by the Compensation Committee since the date of its previous report to the Board.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Act”) requires CTBI’s executive officers and directors and persons who own more than ten percent (10%) of the Common Stock to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”), as well as to furnish CTBI with a copy of such report.  Additionally, SEC regulations require CTBI to identify in its Proxy Statement those individuals for whom one of the referenced reports was not filed on a timely basis during the most recent fiscal year.  Based upon a review of Forms 3, 4, and 5 furnished to CTBI, there was one late Form 4 filing with respect to one transaction on behalf of Nick Carter that was filed past the due date in 2011.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis is intended to provide shareholders with an understanding of our executive compensation philosophy, our decision making process, the key compensation–related decisions made by the Compensation Committee in 2011, and any changes approved for 2012.  It also explains the key components of compensation provided to CTBI’s executive officers, including the Named Executive Officers.

Executive Summary

CTBI performed well during the recent economic recession. Analyses performed for the Compensation Committee during 2011 showed that CTBI’s financial results and total shareholder return consistently exceeded the median of peer companies over multiple time periods. Despite this good performance, CTBI’s executive compensation has been conservatively positioned, with total pay (salaries, annual bonuses, and long-term incentives) for CTBI’s top five executives (“Named Executive Officers”) consistently below the median of peer companies.  This lack of alignment between performance and pay is substantially due to the relatively modest cash and stock incentives provided by CTBI’s executive incentive plans.

During 2011, the Compensation Committee reviewed the compensation program for executive officers and concluded it would be appropriate to make certain changes in 2012, especially in regard to the executive incentive plans.  As described in more detail below, the thrust of these changes is to increase the portion of total pay that is performance-based.  This should enable CTBI to accomplish three significant objectives:  (i) improve the alignment of executive pay with CTBI performance, (ii) provide executives a pay opportunity that is more competitive with industry practices, and (iii) retain qualified management.

In order to make the changes necessary to accomplish those objectives, the Committee adopted the following strategy for managing executive compensation over the next several years:

•	Manage executive officer salaries toward the median of market values (contingent on meeting or exceeding performance standards)
o	Some executives currently have salaries that are noticeably below market
o	Adjustments may be made over more than one year in order to control expense
o	Managing salaries toward the median also will control the portion of total pay that is “fixed,” enabling CTBI to gradually provide more incentive pay that is performance-based and variable
•	Increase the cash incentive opportunity under the Senior Management Incentive Plan
o	The annual cash incentive potential for executive officers will be increased gradually in 2012 and future years
o	The increased incentives are not guaranteed but will be paid only if the executives achieve performance targets set each year by the Compensation Committee
o	This will increase the portion of total pay that is performance-based, improve the alignment of pay with performance and improve the competitiveness of the total pay opportunity
•	Slightly reduce the stock-based incentive opportunity under the Senior Management Incentive Plan
o	This will offset some of the increase in cash incentives and control the potential dilution to shareholders that could result from the use of stock-based incentives
•	Introduce a performance-based long-term incentive plan
o	Beginning in 2012, CTBI will grant Performance Units to executive officers
o	Performance Units are cash-based long-term incentives that are earned for achieving one or more specific financial goals over a multi-year period
o	Performance Units granted in 2012 will be earned for achieving a target level of Cumulative Net Income during 2012 through 2014
o	The Committee believes that sustained growth in earnings (as reflected in the Cumulative Net Income target) will result in value for shareholders
o	This will increase the portion of total pay that is performance-based, improve the alignment of pay with performance and provide a more competitive pay opportunity

After careful consideration, the Compensation Committee concluded the changes described above were necessary to ensure that CTBI continues to pay for performance.  The Board expects to accomplish this over at least the next three years; therefore, CTBI will be able to maintain a conservative posture versus market pay practices while making sequential improvements to the executive incentive plans.  This gradual timing also will provide the Committee the ability to monitor the impact of any changes and adjust its approach as needed.  After hearing the Committee’s recommendations in January, 2012, the Board of Directors unanimously endorsed this approach.

Role of the Compensation Committee

The principal duties of the Compensation Committee are to establish the executive compensation strategy of CTBI; approve compensation plans that support the implementation of the strategy; assess and monitor the potential risk associated with various compensation arrangements, especially incentive compensation plans; approve the compensation of the CEO; review the recommendations of the CEO and approve the compensation of the other executive officers of CTBI; and make recommendations to the Board of Directors concerning executive officer compensation.  The Committee is responsible for establishing, implementing and continually monitoring adherence with CTBI’s executive compensation philosophy.

To accomplish these responsibilities, the Compensation Committee reviews and approves corporate goals and objectives relevant to the compensation of CTBI’s CEO, and it evaluates the performance of the CEO relative to the approved goals and objectives.  The Committee determines and approves the CEO’s compensation based on this evaluation of performance.  Additionally, the Committee reviews compensation levels for CTBI’s other executive officers relative to goals and objectives relevant to their responsibilities, considers the CEO’s evaluation of their achievements, and approves their compensation based on this evaluation.

The Committee strives to establish and maintain compensation plans that are (i) focused on rewarding performance, (ii) aligned with the interests of shareholders, (iii) competitive with the practices of peer companies, and (iv) sufficient to enable CTBI to attract and retain a strong management team.

The Committee has followed certain guiding principles to ensure the effectiveness of CTBI’s executive compensation strategy.  The Committee recognizes the importance of perceived fairness of compensation practices, both internally and externally.  The Committee believes that the long-term success of CTBI and its ability to create value for shareholders is dependent on its ability to attract, motivate, reward, and retain skilled executives.  The Committee devotes significant time to monitoring the relationship between executive pay and CTBI performance, and adjusting compensation plans and practices as needed from year to year to achieve and maintain an appropriate alignment of pay with performance.  The Committee recognizes that the competition for talented executives among financial institutions similar to CTBI is intense, and it considers compensation data and other labor market indicators as it reviews CTBI’s compensation plans.  The Committee also considers the current economic and industry environment when reviewing executive compensation.  The Committee seeks to provide full disclosure to the independent members of the Board of Directors of CTBI’s executive compensation policies, practices and issues to ensure that all directors understand the implications of the Committee’s decisions.  Likewise, the Committee works with management to ensure that public filings related to executive compensation are transparent and comply with applicable regulations.

The Compensation Committee has established various processes to assist it in ensuring CTBI’s executive compensation program is achieving its objectives.  Among these are:

•
Assessment of Company Performance – The Committee considers various measures of company and industry performance, including but not limited to asset growth, asset quality, earnings per share, return on assets, return on equity, total shareholder return, and execution of CTBI’s growth strategy.  The Committee does not apply a formula or assign relative weights to these measures. Instead it makes a subjective determination after considering such measures individually and collectively.

•
Assessment of Individual Performance – Individual performance assessments impact the compensation of all CTBI employees, including the CEO and other Named Executive Officers.  As noted above, the Committee establishes goals and objectives for the CEO, and evaluates the CEO’s performance relative to those goals and objectives.  The Committee reviews the performance of other executive officers and considers the CEO’s recommendations concerning the officers’ achievements.  Additionally, the Committee applies its own judgment based on the interactions of the Board and/or the Committee with each executive officer.  The performance evaluation of each executive officer considers their contributions to CTBI’s performance and other leadership accomplishments.

•
Total Compensation Review – The Compensation Committee annually reviews each executive’s base salary, annual incentive, and stock-based incentives. In addition to these primary compensation elements, the Committee reviews other executive compensation arrangements, including, for example, payments that could be required under various severance and change in control scenarios.  This “holistic” review process ensures that the Committee considers the executive’s total compensation prior to changing any single component.

In addition to its responsibilities for executive compensation, the Committee periodically reviews the compensation provided to the CTBI Board of Directors.  The Committee seeks to ensure that the compensation provided for service on the Board and its committees is commensurate to the amount of work required from the individual directors as well as from the Board in aggregate.  The Committee periodically compares the pay arrangements for the Board and the actual amounts earned by individual directors to the Peer Group (as defined below) and to survey data.  From time to time, the Committee will recommend pay adjustments to the Board of Directors for its approval.  No adjustments were made to Board compensation in 2011.

The Committee meets in executive session without management or guests present when making decisions about the compensation arrangements for Named Executive Officers and at other times as needed.

Executive Compensation Philosophy

The Compensation Committee believes that executive officer compensation is an integral component of CTBI’s business and human resources strategies.  It is important to CTBI’s success that highly talented individuals serve as executive officers.  The Committee strives to provide compensation which is appropriate to attract and retain such individuals.  The Committee seeks to establish executive compensation at fair, reasonable and competitive levels.  The Committee also believes that executive compensation should be strategy-focused and recognize individual and group contributions and results.  Therefore, the Committee desires to offer a competitive, market-driven executive officer compensation package which provides for a meaningful portion of compensation to be based upon performance.  As a result, CTBI’s executive compensation package includes incentive-based cash and equity compensation in addition to base salary and employee benefits.

The goal of the Compensation Committee is to offer market competitive compensation, without being the highest or lowest provider.  This should enable CTBI to attract and retain key personnel whose success should contribute to shareholder value.  Total compensation packages, including base salaries plus cash- and stock-based incentives, are set at levels the Committee believes are sufficient to attract and retain qualified executives.  The compensation of Named Executive Officers is based on the same criteria and performance factors used for all other executive officers.

Compensation Consultant

The Compensation Committee may engage outside advisors as necessary to assist with its oversight of executive compensation.  During 2011, the Committee retained Pearl Meyer & Partners (“PM&P” or “Consultant”) to review CTBI’s executive compensation plans.  The role of the Consultant is to provide analyses, information and advice to assist the Committee in making decisions related to compensation of executive officers.  Early in 2011, PM&P performed a compensation review which included (i) evaluating the competitiveness of pay for eleven executive officers, including each of the Named Executive Officers, (ii) testing the alignment of executive pay and business performance relative to CTBI’s Peer Group, and (iii) developing recommendations for managing executive pay in 2011 and beyond. PM&P’s analysis revealed that CTBI’s budgeted levels of pay (i.e., the amount of salary, annual and long-term incentives that executives would receive if performance met budget) were significantly below the median pay levels of comparable financial institutions.  In addition, CTBI’s performance on a variety of metrics (such as EPS growth, ROE, ROA, Credit Quality, and Total Shareholder Return) exceeded the median of its peers.  As a result, pay and performance were not aligned; CTBI’s good performance relative to its peers would have supported higher levels of pay.  PM&P recommended that CTBI consider alternatives for improving the alignment of pay with performance and the competitiveness of the pay opportunity.  Specific alternatives included managing executive salaries toward the median of market values for comparable jobs and adjusting the annual and long-term incentive plans to more effectively reward performance versus budget and peers.  Later in 2011, PM&P provided information to the Committee regarding trends and regulatory issues related to executive compensation in the banking industry and assisted the Committee in updating the executive incentive plans for 2012.

Peer Group

CTBI periodically compares its executive pay and business performance to a group of comparable, publicly traded financial institutions (“Peer Group”).  In establishing a Peer Group, CTBI seeks to include regional bank holding companies that are similar to CTBI in terms of assets, business lines, and geographic footprint.  The Committee periodically updates the Peer Group to ensure it includes organizations that are comparable to CTBI.  The 2011 Peer Group included the fourteen companies listed below.  At the time the Peer Group was constructed, CTBI’s assets were $3.2 billion and the companies included in the Peer Group ranged in asset size from $1.9 billion to $6.2 billion and had average assets of $3.1 billion.  During 2011, the Compensation Committee reviewed the companies in the Peer Group and determined that no changes to the composition of the group were necessary.

Bank	Ticker	Bank	Ticker

1st Source Corporation	SRCE	MainSource Financial Group, Inc.	MSFG
City Holding Company	CHCO	Peoples Bancorp, Inc.	PEBO
First Community Bancshares, Inc.	FCBC	S.Y. Bancorp, Inc.	SYBT
First Financial Bancorp	FFBC	Stellar One Corporation	STEL
First Financial Corporation	THFF	Towne Bank	TOWN
First Merchants Corporation	FRME	Union First Market Bankshares Corporation	UBSH
Lakeland Financial Corporation	LKFN	Virginia Commerce Bancorp, Inc.	VCBI

Executive Compensation Components

CTBI’s executive compensation program includes the following major components, each of which are described further below.

•	Base Salaries
•	Annual Incentive Plan
•	Long-Term Incentive Plan
•	Benefits and Perquisites
•	Employment Contracts, Termination of Employment, and Change in Control Arrangements

Base Salaries

Salaries for CTBI’s executives are established based upon the scope of their responsibilities, taking into account competitive market compensation paid by other similarly situated companies for comparable positions.  The Committee sets the CEO’s base salary, subject to approval of the Board of Directors.  Any salary increase for the CEO is determined based on the Committee’s review of the CEO’s leadership and contributions to the achievement of performance objectives for CTBI, which for 2011 included asset and revenue growth, asset quality, core earnings performance, identification of strategic opportunities, and execution of the current business strategy and operating plan.  The Committee also considers how the CEO’s salary compares to salaries of CEO’s within the Peer Group.  Base salaries for other executive officers, including the other Named Executive Officers, are approved by the Committee after considering recommendations from the CEO.  In approving any salary increases for Named Executive Officers, the Committee considers performance for the prior year, responsibilities for the upcoming year, how the current salaries compare to those paid by peer companies to executives with similar responsibilities and CTBI’s budget for salary increases for employees other than executive officers.  The Committee’s objective is to pay base salaries which will be sufficient to attract, motivate, and retain management for successful performance while maintaining affordability within CTBI’s business plan.

The Committee established a policy to manage executive officer salaries to the market median and recognized that a series of increases over several years may be required to adjust salaries to the desired level for any executive whose current salary is below the market (contingent upon the executive sustaining the required level of performance).  After considering both company and individual performance, as well as how individual officer salaries compared to the market median, the Committee determined that it was appropriate to increase executive salaries slightly for 2012.  The salary increases for 2012 reflect the Committee’s desire to balance the need to compensate our Named Executive Officers at levels that are competitive with the market and that recognize their performance and value to CTBI with the need to control expenses in an economic environment that continues to be challenging for CTBI and other financial institutions.  The salary increases approved for the Named Executive Officers for 2012 ranged from 3.2% to 5.5%.  The increase for the CEO was at the low end of the range, which the Committee determined was appropriate based on (i) how the CEO’s salary compared to the market median and (ii) the adjustments to the CEO’s annual and long-term incentive potentials, as described in more detail below.  The following table shows the 2012 base salary for each Named Executive Officer and the percentage increase over 2011.

	Base Salary	Base Salary	% Increase
	2011	2012	2011 to 2012
Jean R. Hale Chairman, President, and Chief Executive Officer	$470,000	$485,000	3.2%

Kevin J. Stumbo Executive Vice President and Treasurer (Principal Financial Officer)	$183,000	$191,000	4.4%

Mark A. Gooch Executive Vice President and Secretary	$344,000	$358,000	4.1%

Larry W. Jones Executive Vice President	$210,000	$220,000	4.8%

James B. Draughn Executive Vice President	$200,000	$211,000	5.5%

Annual Incentive Plan

The Named Executive Officers, other executive officers and other members of senior management may earn annual cash incentive bonuses as well as stock-based awards under the Senior Management Incentive Compensation Plan (“the Incentive Plan”).  Bonuses and stock awards are earned for achieving targets set for earnings per share (“EPS”) and return on average assets (“ROAA”) of CTBI.  The Incentive Plan was designed to reward participants for meeting or exceeding annual profit goals, and it was adopted to achieve the following objectives:

•	Increase the profitability and growth of CTBI in a manner which is consistent with other goals of the company
•	Pay for performance
•	Provide an incentive opportunity which is competitive with other financial institutions in the Peer Group
•	Attract and retain executive officers and other key employees and encourage excellence in the performance of individual responsibilities
•	Motivate and appropriately reward those members of senior management who contribute to the success of CTBI

At the beginning of each year, the Committee establishes a Targeted (Base) level of performance for EPS and ROAA.  The Committee also establishes a performance range relative to the base level and an associated payment scale which defines the percent of salary that participants may earn as a cash bonus for a given level of performance.  In addition, the Committee establishes a separate payment scale which defines the percent of salary that participants may earn as a stock award for a given level of performance.  Stock awards under the Incentive Plan may be granted as either restricted shares or stock options.

2011 Annual Incentive Plan

For 2011, the Targeted (Base) level of ROAA was 1.16% (versus 0.96% in the prior year), and the Targeted (Base) level of EPS was $2.56, which represented 18% growth over the prior year.  The Committee believed the Targeted (Base) levels of performance were challenging but appropriate, given the expectations at the beginning of 2011 for improvement over the 2010 results.  In January 2012, the Committee evaluated CTBI’s performance and determined that, although results for ROAA and EPS were better than the prior year and likely compared favorably to peers, they were below the Targeted (Base) level for each measure.  As a result, participants in the Incentive Plan did not earn any cash bonuses, nor were any stock awards granted based on 2011 performance.

2012 Annual Incentive Plan

Prior to setting the Incentive Plan for 2012, the Committee considered the outcome for 2011 as well as the Consultant’s prior analysis, which had indicated that CTBI’s performance in recent years on key metrics such as ROAA and EPS growth had exceeded the median of the Peer Group but incentive pay for CTBI executives was significantly below the peers.  During November and December 2011, the Committee and the Consultant considered potential refinements to the Incentive Plan that might improve the alignment of pay with performance.

As a result of these discussions, the Committee recommended, and the Board approved, several adjustments to the Incentive Plan which are intended to improve the competitiveness of the pay opportunity and more closely align pay with performance.  Changes will be phased in gradually over at least three years, allowing time for CTBI and the executives to adjust to the changes should performance not meet the Committee’s expectations.  Adjustments approved for 2012 are listed below:

•	Increase the cash incentive component payable if results meet or exceed the Target (Base) level of ROAA and EPS
•	Reduce the stock-based incentive component payable if results meet or exceed the Target (Base) level of ROAA and EPS
•	Allow executives to earn modest cash and stock incentives if results are just slightly below goal
•	Allow executives to earn Target (Base) level incentives if the goal for Net Income is achieved
•	Differentiate the incentive potential of the CEO from other executive officers
•	Reduce the service period required for full vesting of future stock awards from 5 years to 4 years

These changes will make a larger portion of executive pay contingent upon performance.  By implementing these changes gradually over at least three years, the Committee and the executives will have time to adjust to the new approach, and CTBI will be able to budget for any increase in compensation expense that may result (due to performance).  Although the Committee intends to make gradual changes over the transition period, any changes will be determined annually, so that the Committee can slow or accelerate the pace of change depending on circumstances at the beginning of each year.

The following table shows the Targeted (Base) level of ROAA performance and the cash incentive awards that may be earned by the CEO and other executive officers, including the Named Executive Officers (“Other NEOs”) in 2012:

Target/ROAA		Cash Incentive Award as a % of Salary
		CEO	Other NEOs
	1.00%	18%	9%
BASE	1.11%	20%	10%
	1.13%	30%	15%
	1.15%	40%	20%
	1.17%	50%	25%
	1.19%	60%	30%
	1.21%	70%	35%
	1.23%	80%	40%
	1.25%	90%	45%

Other senior officers consisting of the officers responsible for the divisions of commercial lending, consumer lending, residential real estate lending, finance, sales and marketing, human resources, compliance, and facilities management and the presidents of each market (“Group II Participants”) may receive awards for the year ending December 31, 2012 based on the targets applicable to executive officers, ranging from 6.30% to 16.45% of salary.  Other members of senior management consisting of Senior Vice Presidents of consolidated functions as well as others below the Senior Vice President level who are selected for participation by the Compensation Committee (“Group III Participants”) may receive awards for the year ending December 31, 2012 based on the targets applicable to executive officers, ranging from 4.95% to 11.00% of salary.

The following table shows the Targeted (Base) level of ROAA performance and the stock awards that may be earned by the CEO and other executive officers, including the Other NEOs, for 2012 performance:

Target/ROAA		Stock Award as a % of Salary
		CEO	Other NEOs
	1.00	18%	18%
BASE	1.11%	20%	20%
	1.13%	21%	21%
	1.15%	23%	23%
	1.17%	24%	24%
	1.19%	25%	25%
	1.21%	26%	26%
	1.23%	27%	27%
	1.25%	29%	29%
	1.27%	30%	30%

Group II Participants may receive stock awards for the year ending December 31, 2012 based on the targets applicable to executive officers, ranging from 9% to 15% of salary.  Group III Participants may receive stock awards for the year ending December 31, 2012 based on the targets applicable to executive officers, ranging from 4.05% to 7.50% of salary.

Any stock awards would be granted as restricted shares, and the restrictions would lapse pro-rata over 4 years from the date of grant, contingent upon the executive’s continued service with CTBI.  In the event of a change in control of CTBI or the death of a participant, the restrictions will lapse. In the event the participant becomes disabled, restrictions will lapse on a pro-rata basis, based on time served from the date of grant through the date of termination due to disability.  In the event of a participant’s retirement prior to the lapse of all restrictions, the Committee will have discretion to review and revise any restrictions and may choose to waive them.  The actual number of any restricted shares granted will be determined based on the stock price on the date of grant (which would be in early 2013, after the Committee has the opportunity to review the achievement of performance goals for 2012).

For reference, the EPS and Net Income targets associated with the 2012 Targeted (Base) level of ROAA are $2.63 and $40,694,000, respectively.  In comparison, in 2011, the cash incentive percent of salary at Targeted (Base) levels for the CEO and Other NEOs was 5.0%.  The stock award percent of salary at Targeted (Base) levels for the CEO and Other NEOs was 25.0%.  Thus, the potential increase in cash incentives is partially offset by the reduction in stock awards.  The Committee expects to further adjust the cash and stock incentive percentages of salary in 2013 and 2014.  By gradually increasing the cash portion of the Incentive Plan as well as the total annual incentive opportunity, the Committee will bring CTBI’s plan more in line with typical market practices and increase the portion of total pay that is earned for performance.

CTBI has structured its incentive compensation plans in a manner which is designed to permit a large percentage of the potential incentive compensation to be paid to participants who are not Named Executive Officers. During 2012, executive officers, other members of senior management, and employees are eligible to participate in various company incentive compensation plans.  Based on the number of participants and structure of CTBI’s incentive compensation plans, if CTBI achieves its 2012 targets at the base level, participants other than the Named Executive Officers will receive approximately 95% of the total amount paid under all company incentive compensation plans.

Long-Term Incentive Plan

As it reviewed CTBI’s executive compensation arrangements during 2011, the Committee identified the lack of a forward-looking, performance-based long-term incentive plan.  Through 2011, CTBI’s primary form of long-term incentive has been the restricted shares or stock options granted under the Incentive Plan.  However, these grants rewarded performance in the prior year (e.g., achievement of prior year budget for ROAA and EPS).  This created a somewhat “unbalanced” compensation program, since all incentives were directly related to past performance and none were conditioned on future results.  Although the Committee occasionally has approved stock-based awards outside of the Incentive Plan (such as the restricted stock awards granted to executives in 2010), these awards typically have been intended to achieve other objectives, such as retaining key employees and encouraging stock ownership.

After considering a variety of alternatives for performance-contingent long-term incentives, the Committee recommended and the Board approved the use of Performance Units beginning in 2012.  Performance Units are cash-based long-term incentives which are earned for achieving one or more financial performance goals over a multi-year period.  Awards of Performance Units are permitted under CTBI’s shareholder-approved 2006 Stock Ownership Incentive Plan.  Only executive officers of CTBI (including the CEO and the Other NEOs) will participate in the Performance Unit plan, as these are the executives who are held accountable for creating shareholder value.

The Committee believes that earnings growth, when sustained over a period of time, will create value for CTBI shareholders.  For this reason, the Committee approved awards of Performance Units that require executives to achieve a target for Cumulative Net Income over the next three years (2012, 2013 and 2014).  The Committee believes this performance requirement is achievable but challenging, given the gradual improvement in the U.S. economy and the increasing regulatory burden on the banking industry.

The Committee believes the implementation of the Performance Unit plan will further (i) focus the executive officers on creating shareholder value through sustained growth in earnings, (ii) improve the alignment of pay with performance for all executive officers, and (iii) create a more balanced incentive compensation program.  Also, the use of cash-based Performance Units will avoid any potential dilution to existing shareholders (as might occur if awards were stock-based).  In keeping with its plan for gradual adjustments to executive incentive potentials under the annual incentive plan, the Committee also plans to gradually adjust the target incentive percentages of salary associated with any future awards of Performance Units.  This approach will enable the Committee to gradually change the mix of executive pay, ultimately resulting in a greater portion of executive pay being contingent on performance.

The table below shows the percent of salary that may be earned by the CEO and other executive officers, including the Other NEOs, based on achievement of the Cumulative Net Income goal for 2012 – 2014.  Any earned Performance Units will be paid in early 2015, after the Committee has had the opportunity to evaluate actual results for 2012 – 2014 versus the Cumulative Net Income goal.

Cumulative Net Income Vs. Target	CEO Award as % of Salary	Other NEOs Award as % of Salary
90% of Target (Minimum)	5.0%	3.75%
94% of Target	10.0%	7.50%
96% of Target	15.0%	11.25%
100% of Target Cumulative Net Income (Target)	20.0%	15.00%
104% of Target	24.0%	18.00%
108% of Target	27.0%	20.25%
112% of Target (Maximum)	30.0%	22.50%

Voluntary or involuntary termination of employment prior to the end of the performance period and/or prior to the payment of any earned units will result in forfeiture of any outstanding Performance Units, except as noted below.  In the case of termination of employment by reason of death or disability prior to the expiration of the performance period, any outstanding Performance Units will be deemed to have been earned in an amount equal to the amount payable at target level multiplied by the percentage that would have been earned, assuming that the rate at which the performance goal has been achieved as of the date of such death or disability would have continued until the end of the performance period.  In the case of termination of employment by reason of retirement prior to the expiration of the performance period, the Performance Units will be payable in an amount equal to: (a) the amount to which the participant would have been entitled if employment had continued to the end of the performance period multiplied by (b) a fraction, the numerator of which is the number of full months the participant was employed during the performance period and the denominator of which is the number of months in the Performance Period.  Upon a change in control, any outstanding Performance Units will become fully vested and payable in an amount which is equal to the greater of (a) the amount payable under the Performance Unit at the target level multiplied by the percentage that would have been earned, assuming that the rate at which the performance goal has been achieved as of the date of such change in control would have continued until the end of the performance period or (b) the amount payable under the Performance Unit at target level  multiplied by the percentage of the performance period completed at the time of the change in control.

Benefits and Perquisites

CTBI’s policy is to minimize the use of executive benefits and perquisites.  The Named Executive Officers participate in the same benefit plans as other CTBI employees, with the few exceptions described below.  During 2011, there were no changes to the benefits and perquisites provided to Named Executive Officers.

To align the interests of all employees, including Named Executive Officers, with those of shareholders, CTBI has implemented an Employee Stock Ownership Plan, or ESOP.  The ESOP provides awards of CTBI stock subject to vesting requirements.  Participation in the ESOP is available to any employee of CTBI or its subsidiaries who has been employed for one year, completed 1,000 hours of service, and attained the age of 21.  CTBI currently contributes 4.0% of covered employees’ gross wages to the ESOP.  ESOP contributions are used to acquire shares of CTBI stock on the open market.

CTBI has established a 401(k) Plan under which employees can contribute from 1.0% to 15.0% of their annual salary; CTBI provides a matching contribution equal to 50% of the first 8.0% of salary contributed by the employee.  CTBI also provides health insurance, life insurance and other benefit programs that are usual and customary within the banking industry in order to attract and retain employees.  Named Executive Officers are eligible to participate in these plans on the same basis as other employees, subject to IRS limits.

CTBI provides supplemental life insurance to its Named Executive Officers.  The plan provides a split-dollar share of death benefits at an amount necessary to provide the Named Executive Officers with a total company-provided death benefit of three times their annual salary.  This amount is consistent with the death benefit provided to other eligible employees.  Additionally, each Named Executive Officer is provided a post-retirement death benefit equal to one times his or her annual salary at the time of retirement.  The benefits are funded with bank-owned life insurance (BOLI) policies.  CTBI will recover its plan costs upon the death of the covered executive, and the executive’s beneficiary will receive a portion of the insurance proceeds.  The Committee believes the supplemental life insurance program is common within the banking industry and provides an incentive for long-term employment with CTBI.

CTBI does not provide significant perquisites or personal benefits to executive officers.  The Named Executive Officers, as well as other executive officers and members of senior management, are provided country club membership and other perquisites with an aggregate individual annual value of less than $10,000.

Unlike some other banks in its Peer Group, CTBI does not provide any supplemental executive retirement plan; however, any cash earned under the annual incentive plan may be deferred.  The Committee has decided not to implement a supplemental executive retirement plan at this time.

Employment Contracts, Termination of Employment and Change in Control Arrangements

CTBI has established termination of employment and change in control agreements (“Severance Agreements”) with each of its Named Executive Officers and certain other executive officers.  Severance Agreements are provided in order to attract and retain key executives by protecting them in the event of a change in control.  The Severance Agreements are effective for a term equal to the longer of three years or the covered period should a change in control of CTBI occur during such three-year period.  These agreements are automatically renewable for additional one-year periods.  The covered period during which the terms and conditions of the Severance Agreements are effective is the period of time following a change in control equal to (i) two years following the occurrence of the change in control in the event of an involuntary termination or a voluntary termination following a change in duties or (ii) the thirteenth month following the change in control in the event of a voluntary termination not preceded by a change in duties.

The Severance Agreements require the payment to a Named Executive Officer or other executive officer of a severance amount in the event of an involuntary or voluntary termination of employment after a change in control of CTBI during the covered period.  The severance amount payable under the Severance Agreements is equal to (i) 2.99 times the Named Executive Officer’s or other executive officer’s base annual salary in the event of involuntary termination or in the event of a voluntary termination of employment preceded by a change in duties subsequent to a change in control of CTBI, or (ii) 2.00 times the Named Executive Officer’s or other executive officer’s annual base salary in the event of a voluntary termination of employment not preceded by a change in duties subsequent to a change in control of CTBI.

For purposes of the Severance Agreements, a change in control occurs when (i) any person, including a group under Section 13(d)(3) of the Securities Exchange Act of 1934 is or becomes the owner of 30% or more of the combined voting power of CTBI’s outstanding securities, (ii) as a result of, or in connection with, any tender offer, exchange offer, merger or other combination, sale of assets or contested election, the persons who were directors of CTBI before such transaction(s) cease to constitute a majority of the Board of Directors of CTBI or successor of CTBI, (iii) a tender or exchange offer is made and consummated for the ownership of 30% or more of the combined voting power of CTBI’s  outstanding voting securities, or (iv) CTBI transfers substantially all of its assets to another corporation that is not a wholly-owned subsidiary of CTBI.

The Compensation Committee believes the use and structure of the Severance Agreements are consistent with CTBI’s compensation objectives to attract, motivate and retain highly qualified executives.  The Committee also believes that the Severance Agreements promote job stability, provide a measure of financial security, preserve morale and productivity, and encourage retention during the period of uncertainty that accompanies an actual or potential change in control.  The Committee periodically reviews the terms of the Severance Agreements in the context of CTBI’s other executive compensation arrangements, changes in government regulations and trends in competitive practices.

No termination of employment or change in control payments were made under the Severance Agreements in 2011, and there were no changes made to the terms of the Severance Agreements during 2011.

Compensation Risk

The Compensation Committee is responsible for the oversight of compensation risk.  The Committee annually reviews the Senior Management Incentive Compensation Plan, the Long-Term Incentive Plan, and the Employee Incentive Compensation Plan, as well as other compensation arrangements, to evaluate their potential for creating or increasing risk to CTBI.  During 2011, the Committee reviewed the compensation risk assessment performed by management and concluded that CTBI’s compensation plans do not motivate or reward management for taking inappropriate risks and do not create any risks that are reasonably likely to have a material adverse impact on CTBI.

Tax Deductibility

The Omnibus Budget Reconciliation Act of 1994 (“OBRA”) prohibits the tax deduction by publicly traded companies of compensation of certain executive officers in excess of $1.0 million, unless certain criteria are met.  The compensation of CTBI’s executive officers has not exceeded this amount; however, the Committee has taken steps to facilitate the potential tax deductibility of certain executive compensation and will continue to monitor the tax deductibility of CTBI’s compensation arrangements.

Say on Pay Resolutions

In 2011, we submitted our executive compensation program to an advisory, nonbinding vote of shareholders (i.e., “say on pay”).  At the 2011 annual shareholders meeting, more than 95% of votes cast voted in favor of a resolution approving our executive compensation program.  Based on these results, the Committee concluded that shareholders supported CTBI’s approach to executive compensation.  In addition, in 2011 more than 85% of votes cast were in favor of having an annual say on pay vote.  Accordingly, at the 2012 annual meeting, shareholders again will be asked to approve an advisory, nonbinding resolution in favor of CTBI’s executive compensation arrangements.  Although the results of annual say on pay resolutions are not binding on CTBI, the Committee welcomes feedback from shareholders, and it will consider the outcome of each year’s say on pay vote as part of its ongoing review of the executive compensation program.

Report of the Compensation Committee

The Compensation Committee of CTBI has reviewed and discussed the Compensation Discussion and Analysis with management.  Based on that review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

M. Lynn Parrish, Chairman
Nick A. Cooley, Vice Chairman
Nick Carter, Member

March 20, 2012

EXECUTIVE COMPENSATION

The following table sets forth the total annual compensation paid or accrued by CTBI to or for the account of the Chief Executive Officer, the Principal Financial Officer, and each of the other three most highly compensated executive officers of CTBI (“Named Executive Officers” or “NEOs”) for the fiscal years ended December 31, 2011, 2010, and 2009.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Equity Compensation (2) ($)	All Other Compensation (3) ($)	Total Compensation ($)
Jean R. Hale Chairman, President and Chief Executive Officer	2011 2010 2009	469,077 445,308 452,077	0 66,900 0	91,381 107,714 85,248	24,298 23,390 21,256	584,756 643,312 558,581

Kevin J. Stumbo Executive Vice President and Treasurer (Principal Financial Officer)	2011 2010 2009	182,654 173,846 177,807	0 26,100 0	35,839 43,527 38,332	13,226 11,140 11,434	231,719 254,613 227,573

Mark A. Gooch Executive Vice President and Secretary	2011 2010 2009	343,404 328,000 333,231	0 49,275 0	64,718 77,559 65,146	19,464 19,304 17,930	427,586 474,138 416,307

Larry W. Jones Executive Vice President	2011 2010 2009	209,808 188,615 188,192	0 30,750 0	37,702 44,295 40,314	17,584 16,323 17,656	265,094 279,983 246,162

James B. Draughn Executive Vice President	2011 2010 2009	199,577 188,692 191,250	0 28,350 0	36,743 64,547 59,352	18,159 15,788 16,058	254,479 297,377 266,660

(1)
Bonuses are paid under the Senior Management Incentive Compensation Plan (“Incentive Plan”), which is open to all executive officers, market presidents, and senior vice presidents of consolidated functions. Individuals below senior vice president level may be recommended and approved by the Compensation Committee for special awards of options for extraordinary performance.  Bonuses for executive officers are earned based on CTBI reaching certain earnings per share and return on assets goals after accruing for the cost of the bonuses.  In 2011, CTBI did not achieve its internal performance targets, and therefore, no bonus was earned.  CTBI achieved the required level of performance under the Incentive Plan for the year ended December 31, 2010.  Accordingly, the Named Executive Officers were entitled to cash incentive awards (paid in January 2011).  In 2009, CTBI did not meet its internal performance targets but did meet its alternative Peer Group performance goal.  However, the Compensation Committee determined that the overall level of performance was not adequate to recommend any incentive compensation.  (See the Compensation Discussion and Analysis for more information.)

(2)
This column includes the value of all option and restricted stock awards under CTBI’s stock ownership plans.  The value is the amount recognized for financial statement reporting purposes with respect to fiscal years 2011, 2010, and 2009 in accordance with ASC 718.  The assumptions used in the valuation of option awards are included in notes 1 and 15 to CTBI’s consolidated financial statements for the year ended December 31, 2011 included in CTBI’s Annual Report on Form 10-K filed with the SEC on March 15, 2012.

(3)	The compensation represented by the amounts for 2011, 2010, and 2009 set forth in the All Other Compensation column for NEOs is detailed in the following tables.

Name	Year	Company Contributions to ESOP ($)	Company Contributions to 401(k) ($)	Perquisites ($)	Company Paid Life Insurance Premiums ($)	Total All Other Compensation ($)
		(a)	(a)		(b)
Jean R. Hale	2011	9,800	8,250	-	6,248	24,298
	2010	9,800	8,250	-	5,340	23,390
	2009	9,800	6,756	-	4,700	21,256

Kevin J. Stumbo	2011	8,350	4,175	-	701	13,226
	2010	6,695	3,477	-	709	11,140
	2009	7,112	3,556	-	766	11,434

Mark A. Gooch	2011	9,800	8,250	-	1,414	19,464
	2010	9,800	8,250	-	1,254	19,304
	2009	9,800	6,756	-	1,374	17,930

Larry W. Jones	2011	9,623	6,652	-	1,309	17,584
	2010	7,545	7,545	-	1,233	16,323
	2009	7,680	7,680	-	1,646	13,413

James B. Draughn	2011	9,117	8,250	-	792	18,159
	2010	7,548	7,548	-	692	15,788
	2009	7,650	7,650	-	758	16,058

(a)	For further information regarding the ESOP and 401(k) Plans, see the Compensation Discussion and Analysis.

(b)
This column includes excess premiums reported as taxable compensation on the NEO’s W-2 for life insurance at three times salary.  A similar insurance benefit at three times salary is provided to all full-time employees on a nondiscriminatory basis.

The following table sets forth the information regarding plan based awards granted to NEOs in 2011.

GRANTS OF PLAN BASED AWARDS

Name	Grant Date	Payouts Under Non-Equity Incentive Plan Awards (1) ($)	All Other Awards: Number of Securities Underlying Options Granted (2) (#)	Exercise or Base Price ($/share)	Grant Date Fair Value of Equity Awards (3) ($)
Jean R. Hale	-	0	-	-	-
Restricted Stock Grant	01/25/11	-	4,952	30.09	149,006

Kevin J. Stumbo	-	0	-	-	-
Restricted Stock Grant	01/25/11	-	1,932	30.09	58,139

Mark A. Gooch	-	0	-	-	-
Restricted Stock Grant	01/25/11	-	3,647	30.09	109,738

Larry W. Jones	-	0	-	-	-
Restricted Stock Grant	01/25/11	-	2,276	30.09	68,485

James B. Draughn	-	0	-	-	-
Restricted Stock Grant	01/25/11	-	2,099	30.09	63,159

(1)
CTBI did not achieve the required level of performance for 2011 under the Senior Management Incentive Compensation Plan as described in the Annual Incentive Plan section of the Compensation Discussion and Analysis.  Accordingly, the Named Executive Officers were not entitled to a cash incentive award.

(2)
Restricted stock grants were earned for performance during the year 2010 and granted on January 25, 2011 under the Senior Management Incentive Plan.  The restricted stock becomes vested after five years or upon a change in control of CTBI.

(3)	The grant-date fair value of restricted stock grants was $30.09 per share, measured in accordance with ASC 718.

The following tables set forth information concerning options exercised by the NEOs during 2011 and the number and value of unexercised options and restricted stock held by the NEOs of CTBI at December 31, 2011.

OPTION EXERCISES

Name	Shares Acquired on Exercise (#)	Value Realized (1) ($)
Jean R. Hale	0	-

Kevin J. Stumbo	0	-

Mark A. Gooch	0	-

Larry W. Jones	5,000	45,940

James B. Draughn	0	-

(1) The value realized is calculated based on the closing market price on the date of exercise.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2011

Name	Number of Securities Underlying Unexercised Options and Restricted Stock Grants at Fiscal Year-End (1) (#)		Option Exercise Price ($)	Expiration Date (2)	Value of Unexercised In-the-Money Options and Restricted Stock Grants at Fiscal Year-End (3) ($)
	Exercisable	Unexercisable			Exercisable	Unexercisable
Jean R. Hale
Stock Option Grants:
Granted 01/29/02	13,310	0	16.717	01/29/12	169,080	-
Granted 01/17/03	12,390	0	20.983	01/17/13	104,529	-
Granted 01/27/04	8,250	0	27.109	01/27/14	19,065	-
Granted 01/28/05	9,552	0	30.880	01/28/15	-	-
Granted 01/27/06	9,864	0	32.440	01/27/16	-	-
Granted 01/23/07	11,297	0	38.950	01/23/17	-	-
Granted 01/29/08	0	6,250	28.320	01/29/18	-	6,875
Restricted Stock Grants:
Granted 01/29/08	0	1,420	-	01/29/13	-	41,776
Granted 01/27/09	0	1,223	-	01/27/14	-	35,981
Granted 01/26/10	0	9,642	-	01/26/15	-	283,668
Granted 01/25/11	0	4,952	-	01/25/16	-	145,688

Kevin J. Stumbo
Stock Option Grants:
Granted 01/27/04	2,750	0	27.109	01/27/14	6,355	-
Granted 01/28/05	2,024	0	30.880	01/28/15	-	-
Granted 01/27/06	3,121	0	32.440	01/27/16	-	-
Granted 01/23/07	4,814	0	38.950	01/23/17	-	-
Granted 01/29/08	0	3,750	28.320	01/29/18	-	4,125
Restricted Stock Grants:
Granted 01/29/08	0	852	-	01/29/13	-	25,066
Granted 01/27/09	0	408	-	01/27/14	-	12,003
Granted 01/26/10	0	3,214	-	01/26/15	-	94,556
Granted 01/25/11	0	1,932	-	01/25/16	-	56,839

Mark A. Gooch
Stock Option Grants:
Granted 01/29/02	9,983	0	16.717	01/29/12	126,817	-
Granted 01/17/03	9,293	0	20.983	01/17/13	78,401	-
Granted 01/27/04	5,500	0	27.109	01/27/14	12,710	-
Granted 01/28/05	7,284	0	30.880	01/28/15	-	-
Granted 01/27/06	7,552	0	32.440	01/27/16	-	-
Granted 01/23/07	8,665	0	38.950	01/23/17	-	-
Granted 01/29/08	0	5,000	28.320	01/29/18	-	5,500
Restricted Stock Grants:
Granted 01/29/08	0	1,136	-	01/29/13	-	33,421
Granted 01/27/09	0	815	-	01/27/14	-	23,977
Granted 01/26/10	0	6,428	-	01/26/15	-	189,112
Granted 01/25/11	0	3,647	-	01/25/16	-	107,295

Larry L. Jones
Stock Option Grants:
Granted 10/22/02	4,120	0	19.992	10/22/12	38,841	-
Granted 01/27/04	2,750	0	27.109	01/27/14	6,355	-
Granted 01/28/05	2,332	0	30.880	01/28/15	-	-
Granted 01/27/06	4,623	0	32.440	01/27/16	-	-
Granted 01/23/07	5,055	0	38.950	01/23/17	-	-
Granted 01/29/08	0	3,750	28.320	01/29/18	-	4,125
Restricted Stock Grants:
Granted 01/29/08	0	852	-	01/29/13	-	25,066
Granted 01/27/09	0	408	-	01/27/14	-	12,003
Granted 01/26/10	0	3,214	-	01/26/15	-	94,556
Granted 01/25/11	0	2,276	-	01/25/16	-	66,960

James B. Draughn
Stock Option Grants:
Granted 01/17/03	1,406	0	20.983	01/17/13	11,862	-
Granted 01/27/04	2,750	0	27.109	01/27/14	6,355	-
Granted 01/28/05	4,208	0	30.880	01/28/15	-	-
Granted 01/27/06	10,000	0	32.440	01/27/16	-	-
Granted 01/27/06	4,161	0	32.440	01/27/16	-	-
Granted 01/23/07	4,814	0	38.950	01/23/17	-	-
Granted 01/29/08	0	3,750	28.320	01/29/18	-	4,125
Restricted Stock Grants:
Granted 01/29/08	0	852	-	01/29/13	-	25,066
Granted 01/27/09	0	408	-	01/27/14	-	12,003
Granted 01/26/10	0	3,214	-	01/26/15	-	94,556
Granted 01/25/11	0	2,099	-	01/25/16	-	61,753

(1)
Options granted as senior management incentive options in the stock ownership plans become exercisable in equal 25% installments beginning one year after the date of the grant and become fully exercisable upon a change in control of CTBI.  Options granted as management retention options in the stock ownership plans become exercisable after five years and become fully exercisable upon a change in control of CTBI.  Options expire if not exercised ten years after the date of the grant.  The restricted stock becomes vested after five years or upon a change in control of CTBI.

(2)	This column represents the expiration date of stock options and the date restrictions lapse on restricted stock grants.

(3)	Based on the closing price of $29.42 of our common stock at December 31, 2011.

CHANGE IN CONTROL AND TERMINATION BENEFITS

CTBI provides additional benefits, not included in the previous tables, to the NEOs in the event of a change in control.  The following table provides an estimate of the value of such benefits, assuming the change in control had occurred on December 31, 2011.

Name	Severance payment equal to 2.99 times annual base salary (1) ($)	Severance payment equal to 2.00 times annual base salary (2) ($)	Acceleration of stock options and restricted stock grants (3) ($)	Total (based on 2.99 times annual base salary) (1) ($)	Total (based on 2.00 times annual base salary) (2) ($)
Jean R. Hale	1,405,300	940,000	513,988	1,919,288	1,453,988

Kevin J. Stumbo	547,170	366,000	192,590	739,760	558,590

Mark A. Gooch	1,028,560	688,000	359,305	1,387,865	1,047,305

Larry W. Jones	627,900	420,000	202,710	830,610	622,710

James B. Draughn	598,000	400,000	197,503	795,503	597,503

(1)
Severance agreements with the NEOs require payment of an amount equal to 2.99 times annual base salary in the event of a change in control of CTBI followed by:  (a) a subsequent involuntary termination; or  (b) a voluntary termination preceded by a change in duties.

(2)
Severance agreements with the NEOs require payment of an amount equal to 2.00 times annual base salary in the event of a voluntary termination not preceded by a change in duties subsequent to a change in control of CTBI.

(3)
Stock options held by the NEOs provide for full vesting upon a change in control.  In addition, upon the death or disability of the NEOs, stock options held by the NEOs become fully vested.  The amounts shown represent the in-the-money value of the options that would accelerate, calculated based on the positive difference between the option exercise price and $29.42 which was the closing price for a share of our common stock on December 31, 2011.  The restricted shares will become free of restriction (subject to exceptions related to death, disability or change in control of CTBI and, with the approval of the Compensation Committee, retirement) upon the holder remaining in the employment of CTBI for a period of five years from the date of grant.  The amounts shown for restricted stock represent the number of shares granted multiplied by the closing price at December 31, 2011 of $29.42.

See the Employment Contracts, Termination of Employment, and Change in Control Agreements section of the Compensation Discussion and Analysis for further information.

SHAREHOLDER PROPOSALS

It is currently contemplated that next year’s Annual Meeting of Shareholders will be held on or about April 23, 2013.  In the event that a shareholder desires to have a proposal considered for presentation at CTBI’s next Annual Meeting of Shareholders and inclusion in the Proxy Statement for such meeting, the proposal must be forwarded in writing to the Secretary of CTBI so that it is received no later than December 3, 2012.  Any such proposal must comply with the requirements of Rule 14(a)-8 promulgated under the Act.  If a shareholder intends to present a proposal at the next Annual Meeting of Shareholders, but has not sought the inclusion of such proposal in CTBI’s Proxy, Notice of Meeting, and Proxy Statement, such proposal must be received by the Secretary of CTBI prior to February 17, 2013 or CTBI’s management proxies for the Annual Meeting will be entitled to use their discretionary voting authority should such proposal then be raised, without any discussion of the matter in CTBI’s Proxy, Notice of Meeting or Proxy Statement.

MISCELLANEOUS

The Board of Directors of CTBI knows of no other business to be presented to the Annual Meeting.  If other matters should properly come before the Annual Meeting or any adjournment thereof, a vote may be cast pursuant to the accompanying proxy in accordance with the judgment of the person or persons voting the proxy.  The Board of Directors urges each shareholder who does not intend to be present and to vote at the Annual Meeting to submit a proxy as promptly as possible.

                                                 By Order of the Board of Directors

                                                 /s/ Jean R. Hale
                                                 Jean R. Hale
                                                 Chairman of the Board, President and Chief Executive Officer

Pikeville, Kentucky
April 2, 2012

Attachment A

Community Trust Bank

COMMUNITY TRUST BANCORP, INC.
346 NORTH MAYO TRAIL
PIKEVILLE, KY 41501
ATTN: MARILYN T JUSTICE

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 OF 2

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

NAME
THE COMPANY NAME INC. - COMMON
THE COMPANY NAME INC. - CLASS A
THE COMPANY NAME INC. - CLASS B
THE COMPANY NAME INC. - CLASS C
THE COMPANY NAME INC. - CLASS D
THE COMPANY NAME INC. - CLASS E
THE COMPANY NAME INC. - CLASS F
THE COMPANY NAME INC. - 401 K

CONTROL # → 0000000000000

SHARES
123,456,789,012.12345
123,456,789,012.12345
123,456,789,012.12345
123,456,789,012.12345
123,456,789,012.12345
123,456,789,012.12345
123,456,789,012.12345
123,456,789,012.12345

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

	For All	Withhold All	For All Except
Nominees	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

01 Charles J. Baird 02 Nick Carter 03 Nick A. Cooley 04 Jean R. Hale 05 James E. McGhee II
06 M. Lynn Parrish 07 Dr. James R. Ramsey 08 Anthony W. St. Charles

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

		For	Against	Abstain
2	Proposal to ratify and approve the appointment of BKD, LLP as Community Trust Bancorp, Inc.'s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2012.	☐	☐	☐
3	Proposal to approve the advisory (nonbinding) resolution relating to executive compensation.	☐	☐	☐
4	Proposal to re-approve performance criteria in our 2006 Stock Ownership Incentive Plan.	☐	☐	☐

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Document is/are available at www.proxyvote.com .

COMMUNITY TRUST BANCORP, INC.
Annual Meeting of Shareholders
April 24, 2012 10:00 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoints DR. ORVILLE CLARK, JR., MARILYN T. JUSTICE, and JAMES E. ROGERS or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of COMMUNITY TRUST BANCORP, INC. that the shareholders are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM, EST on 4/24/2012, at the Community Trust Bancorp, Inc. Corporate Headquarters, 346 North Mayo Trail 4th Floor Meeting Room, Pikeville, KY 41501-1492, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side